Exhibit 99.1

Garmin Reports Third Quarter Revenue and Earnings Growth; Updates EPS Guidance for 2018

Schaffhausen, Switzerland / October 31, 2018 / Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the third quarter ended September 29, 2018.

Highlights for the third quarter 2018 include:

●	Total revenue of $810 million, growing 8% over the prior year, with marine, aviation, fitness and outdoor collectively growing 16% over the prior year quarter and contributing 80% of total revenue

●	Gross margin of 59.4% compared to 58.2% in the prior year quarter

●	Operating margin of 24.2% compared to 23.1% in the prior year quarter

●	Operating income was $196 million, growing 13% over the prior year quarter

●	GAAP EPS was $0.97 and pro forma EPS(1) was $1.00

●	Shipped the 200 millionth product within the quarter, a testament to our ability to design, manufacture, and sell unique applications of technology for active lifestyles

●	Opened the first phase of our Olathe campus expansion more than doubling our aviation product manufacturing capacity

●	Announced the acquisition of FltPlan.com, a leading electronic flight planning and services provider, expanding our ability to offer premium flight services to our customers

(in thousands,	13-Weeks Ended			39-Weeks Ended
except per share data)	September 29,	September 30,	Yr over Yr	September 29,	September 30,	Yr over Yr
	2018	2017	Change	2018	2017	Change
Net sales	$810,011	$751,244	8%	$2,415,336	$2,224,241	9%
Marine	98,770	77,312	28%	346,908	290,302	19%
Aviation	146,427	124,628	17%	445,146	371,559	20%
Fitness	190,185	167,147	14%	581,315	485,999	20%
Outdoor	209,415	184,937	13%	555,314	495,589	12%
Auto	165,214	197,220	-16%	486,653	580,792	-16%

Gross margin %	59.4%	58.2%		59.2%	58.2%

Operating income %	24.2%	23.1%		23.0%	22.5%

GAAP diluted EPS	$0.97	$0.80	21%	$2.66	$3.00	-11%
Pro forma diluted EPS (1)	$1.00	$0.77	30%	$2.67	$2.20	21%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“During the third quarter, we continued our strong performance achieving double-digit revenue growth in four of our five segments and double-digit growth of consolidated operating income,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “We are well positioned for the remainder of 2018 with a solid lineup of products and are raising our EPS guidance to reflect our strong performance.”

Marine:

The marine segment posted robust revenue growth of 28% driven by organic growth across multiple product categories and our recent acquisitions. Gross and operating margins were 59% and 14%, respectively. For the fourth consecutive year Garmin was recognized as the Manufacturer of the Year by the National Marine Electronics Association (NMEA), winning a total of six awards including the prestigious NMEA Technology Award. We recently announced the 2019 line up of marine electronics including the GPSMAP® 8600 series, the first product line compatible with the combined Garmin and Navionics chart content. We remain focused on innovations and achieving market share gains within the inland fishing category.

Aviation:

The aviation segment posted strong revenue growth of 17%. Gross and operating margins increased to 76% and 35%, respectively, resulting in operating income growth of 49%. Growth in the quarter was broad based across multiple product categories. Gulfstream recently selected our ADS-B In solution for their new production and aftermarket G280 business jets. During the quarter, we announced the acquisition of FltPlan.com, a leading electronics flight planning and service provider, and have begun integration into Garmin Connected Aviation Services such as Garmin PilotTM. We recently announced the G1000 NXi upgrade for the Piper M500, expanding the addressable market for NXi retrofits. We continue to invest in upcoming certifications with our OEM partners and ongoing aftermarket opportunities.

Fitness:

The fitness segment posted strong revenue growth of 14% primarily driven by strength in wearables. Gross and operating margins were 54% and 20%, respectively, resulting in operating income growth of 12%. During the third quarter, we launched the vívosmart® 4, a smart activity tracker that introduces a wrist-based pulse ox sensor in a slim design, new advanced sleep monitoring and the innovative Body Battery, which monitors individual energy levels. We also announced new vívofit® jr. 2 interactive adventures and bands featuring Disney Princess and Marvel’s Spider-Man. We continue to pursue opportunities for wearables and cycling within the fitness segment.

Outdoor:

During the third quarter of 2018, the outdoor segment grew 13% driven primarily by wearable devices. Gross margin improved year-over-year to 65%, while operating margin improved to 38% resulting in a 16% increase in operating income. We recently announced the integration of Spotify on the fēnix® 5 Plus series, giving customers the ability to listen to offline music playlists from their wrist. We also recently introduced Instinct®, a GPS smartwatch that is rugged and reliable. Looking forward, we remain focused on opportunities in wearables and other product categories within the outdoor segment.

Auto:

Revenue from the auto segment declined 16% in the third quarter of 2018, primarily due to the ongoing PND market contraction. Gross and operating margins were 43% and 9%, respectively. We recently announced the selection of our integrated camera solution by the Chinese auto company, Geely Auto Group. Looking forward, we are focused on disciplined execution to bring desired innovation to the market while managing profitability within the segment.

Additional Financial Information:

Total operating expenses in the quarter were $285 million, an 8% increase from the prior year. Research and development increased 7% driven by the incremental costs associated with acquisitions, investments in the outdoor and fitness segments for the development of advanced wearable products and continued innovation in the aviation segment. Selling, general and administrative expenses increased 13% driven primarily by personnel related expenses and incremental costs associated with acquisitions. Advertising expenses decreased 4% year-over-year.

The effective tax rate in the third quarter of 2018 was 8.5% compared to the effective tax rate of 20.5% in the prior year quarter. The decrease in the current quarter effective tax rate is primarily due to the benefits from U.S. tax reform and increased benefit from U.S. research and development tax credits.

In the third quarter of 2018, we generated $264 million of net cash provided by operating activities and $234 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $100 million. We ended the quarter with cash and marketable securities of approximately $2.5 billion.

2018 Guidance:

We have increased our 2018 guidance to reflect the strong third quarter performance. We anticipate our fourth quarter revenue to be relatively flat year-over-year with total full year revenue of approximately $3.3 billion and a gross margin of 58.5%. We are raising our full year operating margin to approximately 22.0% and lowering our full year pro forma effective tax rate to about 16.0% resulting in a pro forma EPS of approximately $3.45.

2018 Guidance(1)
	Updated	Prior
Revenue	~$3.3 B	~$3.3 B
Gross Margin	~58.5%	~58.5%
Operating Margin	~22.0%	~21.5%
Tax Rate (Pro Forma)(1)	~16.0%	~17.5%
EPS (Pro Forma)(1)	~$3.45	~$3.30
(1) See attached table for reconciliation of non-GAAP measures including forward-looking pro forma tax rate and EPS

Revenue Standard Adoption

We adopted the new revenue standard in the first quarter of 2018. The prior periods presented have been restated to reflect adoption of this new standard.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 31, 2018 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until October 30, 2019 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, currency movements, expenses, pricing, new products to be introduced in 2018, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2017 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2017 Form 10-K can be downloaded from https://www.garmin.com/en-US/company/investors/sec/form-10-K/.

Non-GAAP Financial Measures

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, Navionics, GPSMAP, G1000, vívofit, vívosmart, fēnix, and Instinct are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Garmin Pilot is a trademark of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Net sales	$810,011	$751,244	$2,415,336	$2,224,241

Cost of goods sold	329,264	313,721	984,783	929,782

Gross profit	480,747	437,523	1,430,553	1,294,459

Advertising expense	31,140	32,449	100,000	105,983
Selling, general and administrative expense	114,669	101,794	352,234	309,095
Research and development expense	138,979	129,632	422,649	379,083
Total operating expense	284,788	263,875	874,883	794,161

Operating income	195,959	173,648	555,670	500,298

Other income (expense):
Interest income	11,089	9,207	32,310	26,931
Foreign currency (losses) gains	(6,868)	8,579	(3,405)	(13,808)
Other income (expense)	1,147	(1,520)	6,800	(805)
Total other income (expense)	5,368	16,266	35,705	12,318

Income before income taxes	201,327	189,914	591,375	512,616

Income tax provision (benefit)	17,113	38,840	87,445	(53,840)

Net income	$184,214	$151,074	$503,930	$566,456

Net income per share:
Basic	$0.98	$0.81	$2.67	$3.01
Diluted	$0.97	$0.80	$2.66	$3.00

Weighted average common shares outstanding:
Basic	188,799	187,616	188,554	187,902
Diluted	190,005	188,490	189,586	188,671

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	September 29,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,056,397	$891,488
Marketable securities	173,697	161,687
Accounts receivable, net	467,784	590,882
Inventories	556,640	517,644
Deferred costs	28,235	30,525
Prepaid expenses and other current assets	117,866	153,912
Total current assets	2,400,619	2,346,138

Property and equipment, net	650,805	595,684

Restricted cash	145	271
Marketable securities	1,301,111	1,260,033
Deferred income taxes	186,445	195,981
Noncurrent deferred costs	29,732	33,029
Intangible assets, net	424,776	409,801
Other assets	102,334	107,352
Total assets	$5,095,967	$4,948,289

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$197,069	$169,640
Salaries and benefits payable	101,190	102,802
Accrued warranty costs	35,960	36,827
Accrued sales program costs	59,708	93,250
Deferred revenue	97,604	103,140
Accrued royalty costs	27,213	32,204
Accrued advertising expense	24,213	30,987
Other accrued expenses	67,426	93,652
Income taxes payable	43,519	33,638
Dividend payable	200,124	95,975
Total current liabilities	854,026	792,115

Deferred income taxes	82,846	76,612
Noncurrent income taxes	126,893	138,295
Noncurrent deferred revenue	77,634	87,060
Other liabilities	1,860	1,788

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 188,809 shares outstanding at September 29, 2018 and 188,189 shares outstanding at December 30, 2017	17,979	17,979
Additional paid-in capital	1,842,551	1,828,386
Treasury stock	(433,274)	(468,818)
Retained earnings	2,520,828	2,418,444
Accumulated other comprehensive income	4,624	56,428
Total stockholders’ equity	3,952,708	3,852,419
Total liabilities and stockholders’ equity	$5,095,967	$4,948,289

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 29,	September 30,
	2018	2017
Operating activities:
Net income	$503,930	$566,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	47,902	44,011
Amortization	23,574	19,688
Gain on sale or disposal of property and equipment	(491)	(184)
Provision for doubtful accounts	1,265	551
Provision for obsolete and slow moving inventories	17,719	16,504
Unrealized foreign currency loss	4,158	17,786
Deferred income taxes	20,177	(143,314)
Stock compensation expense	42,094	32,441
Realized losses on marketable securities	481	594
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	111,955	84,982
Inventories	(69,139)	(86,631)
Other current and non-current assets	5,102	(9,635)
Accounts payable	32,601	(24,526)
Other current and non-current liabilities	(57,245)	(37,403)
Deferred revenue	(14,923)	(21,478)
Deferred costs	5,581	3,459
Income taxes payable	27,041	(724)
Net cash provided by operating activities	701,782	462,577

Investing activities:
Purchases of property and equipment	(122,846)	(85,211)
Proceeds from sale of property and equipment	1,296	264
Purchase of intangible assets	(2,982)	(9,069)
Purchase of marketable securities	(314,179)	(438,046)
Redemption of marketable securities	229,066	455,376
Acquisitions, net of cash acquired	(29,170)	(12,400)
Net cash used in investing activities	(238,815)	(89,086)

Financing activities:
Dividends	(296,149)	(287,318)
Proceeds from issuance of treasury stock related to equity awards	14,524	10,316
Purchase of treasury stock related to equity awards	(6,909)	(3,587)
Purchase of treasury stock under share repurchase plan	—	(74,523)
Net cash used in financing activities	(288,534)	(355,112)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(9,650)	26,021

Net increase in cash, cash equivalents, and restricted cash	164,783	44,400
Cash, cash equivalents, and restricted cash at beginning of period	891,759	846,996
Cash, cash equivalents, and restricted cash at end of period	$1,056,542	$891,396

Garmin Ltd. And Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(in thousands)

	Reportable Segments

	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended September 29, 2018

Net sales	$209,415	$190,185	$98,770	$165,214	$146,427	$810,011
Gross profit	136,671	103,441	58,508	70,925	111,202	480,747
Operating income	78,972	37,378	13,908	15,032	50,669	195,959

13-Weeks Ended September 30, 2017

Net sales	$184,937	$167,147	$77,312	$197,220	$124,628	$751,244
Gross profit	118,175	96,135	44,574	87,819	90,820	437,523
Operating income	67,810	33,492	18,420	19,829	34,097	173,648

39-Weeks Ended September 29, 2018

Net sales	$555,314	$581,315	$346,908	$486,653	$445,146	$2,415,336
Gross profit	358,829	326,473	203,976	207,389	333,886	1,430,553
Operating income	194,711	123,299	54,806	31,113	151,741	555,670

39-Weeks Ended September 30, 2017

Net sales	$495,589	$485,999	$290,302	$580,792	$371,559	$2,224,241
Gross profit	319,457	276,014	166,690	257,744	274,554	1,294,459
Operating income	176,544	89,452	60,860	61,379	112,063	500,298

Garmin Ltd. And Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended			39-Weeks Ended
	September 29,	September 30,	Yr over Yr	September 29,	September 30,	Yr over Yr
	2018	2017	Change	2018	2017	Change
Net sales	$810,011	$751,244	8%	$2,415,336	$2,224,241	9%
Americas	370,239	346,208	7%	1,153,330	1,072,247	8%
EMEA	307,087	291,703	5%	862,116	831,687	4%
APAC	132,685	113,333	17%	399,890	320,307	25%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share, pro forma effective tax rate, forward-looking pro forma effective tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors’ consistent comparison between periods. In the first three quarters of 2018, there were no such discrete tax items identified.

Garmin Ltd. And Subsidiaries
Pro Forma Effective Tax Rate
(in thousands, except effective tax rate (ETR) information)

	13-Weeks Ended		39-Weeks Ended
	September 30,		September 30,
	2017		2017

	$	ETR(1)	$	ETR(1)
U.S. GAAP income tax provision (benefit)	$38,840	20.5%	$(53,840)	(10.5%)
Pro forma discrete tax items:
Switzerland corporate tax election(2)	—		168,755
Tax expense from share-based award expirations(3)	—		(7,275)
Total pro forma discrete tax items	—		161,480
Income tax provision (Pro Forma)	$38,840	20.5%	$107,640	21.0%

(1) Effective tax rate is calculated by taking the income tax provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In first quarter 2017, a $169 million tax benefit was recognized resulting primarily from the revaluation of certain Switzerland deferred tax assets. The revaluation is due to the Company’s election in the first quarter of 2017 to align certain Switzerland corporate tax positions with international tax initiatives. As this revaluation is not reflective of income tax expense incurred related to the current period earnings, it has been identified as a pro forma discrete tax item.

(3) Following adoption in fiscal 2017 of Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), the Company may periodically incur tax expense resulting from stock options and stock appreciation rights (SARs) expiring unexercised. New grants of stock options and SARs no longer comprise a significant component of the Company’s compensation arrangements. As the tax expense from expired awards is not related to current period earnings or compensation activities, it has been identified as a pro forma adjustment.

The net release of uncertain tax position reserves, amounting to approximately $27.7 million and $17.2 million in the 39-weeks ended September 29, 2018 and September 30, 2017, respectively, have not been included as pro forma adjustments in the above presentation of pro forma income tax provision as related items tend to be more recurring in nature or such amounts are individually not significant.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries
Pro Forma Net Income (Earnings) Per Share
(in thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017

Net income (GAAP)	$184,214	$151,074	$503,930	$566,456
Foreign currency gains / losses(1)	6,868	(8,579)	3,405	13,808
Tax effect of foreign currency gains / losses(2)	(584)	1,755	(503)	(2,899)
Pro forma discrete tax items(3)	—	—	—	(161,480)
Net income (Pro Forma)	$190,498	$144,250	$506,832	$415,885

Net income per share (GAAP):
Basic	$0.98	$0.81	$2.67	$3.01
Diluted	$0.97	$0.80	$2.66	$3.00

Net income per share (Pro Forma):
Basic	$1.01	$0.77	$2.69	$2.21
Diluted	$1.00	$0.77	$2.67	$2.20

Weighted average common shares outstanding:
Basic	188,799	187,616	188,554	187,902
Diluted	190,005	188,490	189,586	188,671

(1) The majority of the Company’s consolidated foreign currency gains and losses are driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency losses.

(2) The tax effect of foreign currency gains and losses was calculated using the effective tax rate of 8.5% and 14.8% for the quarter and year-to-date ended September 29, 2018, respectively, and a pro forma effective tax rate of 20.5% and 21.0% for the quarter and year-to-date ended September 30, 2017, respectively.

(3) The discrete tax items are discussed in the pro forma effective tax rate section above.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is cash provided by operating activities.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		39-Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017

Net cash provided by operating activities	$263,719	$198,750	$701,782	$462,577
Less: purchases of property and equipment	(29,773)	(45,399)	(122,846)	(85,211)
Free Cash Flow	$233,946	$153,351	$578,936	$377,366

Forward-looking pro forma tax rate

Forward-looking pro forma tax rate and pro forma earnings per share are calculated before the effect of certain discrete tax items. Management believes certain discrete tax items may not be reflective of income tax expense incurred as a result of current period earnings. Therefore, in order to permit consistent comparison between periods, the tax rate and earnings per share before the effect of such discrete tax items are important measures. At this time management is unable to determine whether or not significant discrete tax items will be identified in fiscal 2018.

Forward-looking pro forma earnings per share (EPS)

In addition to the discrete tax items discussed in the forward-looking pro forma effective tax rate section above, our forward looking 2018 pro forma EPS excludes foreign currency exchange gains and losses. The estimated impact of such foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was $0.01 for the 39-weeks ended September 29, 2018.